Exhibit 99.1
Gossamer Bio Announces Appointment of Bryan Giraudo as Chief Operating Officer, in addition to Chief Financial Officer Role

SAN DIEGO — (BUSINESS WIRE) — September 21, 2021 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced that, Bryan Giraudo has been appointed Chief Operating Officer, in addition to his continued role as Chief Financial Officer. Mr. Giraudo joined Gossamer in May 2018 as its Chief Financial Officer.

“Bryan has been instrumental in strengthening the financial and organizational foundation of the Company,” said Faheem Hasnain, Chairman, co-founder and CEO of Gossamer Bio. “Since his arrival at Gossamer, his responsibilities have extended far beyond just the finance and accounting groups, and this promotion reflects the management and leadership role that Bryan has already established for himself.”

Prior to joining Gossamer Bio, Mr. Giraudo was a Senior Managing Director at Leerink Partners, now known as SVB Leerink, from 2009 to April 2018. Before joining Leerink, Mr. Giraudo was a Managing Director in Merrill Lynch’s Global Healthcare Investment Banking Group.

About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases.
For Investors and Media:
Bryan Giraudo, Chief Operating Officer & Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com